DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Trovagene, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $0.0001 par value per share (“Common Stock”).

Unless the context otherwise requires, all references to “we”, “us”, the “Company”, or “Trovagene” in this Exhibit 4.1 refer to Trovagene, Inc.
DESCRIPTION OF CAPITAL STOCK

The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the annual report on Form 10-K of which this Exhibit 4.16 is a part.

Authorized Capitalization

Our authorized capital stock consists of 150,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”) in one or more series. As of December 31, 2019, we had outstanding 8,593,633 shares of our Common Stock and 60,600 shares of our Series A Convertible Preferred Stock.

Transfer Agent and Registrar. The transfer agent for our Common Stock is Philadelphia Stock Transfer.

Listing. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “TROV.”
Common Stock
The holders of our common stock are entitled to one vote per share. Our amended and restated certificate of incorporation, as amended, does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. Except for certain stockholders who have the right to participate, until August 22, 2020, in any issuance by us of common stock in a subsequent financing up to 50% of the subsequent financing, the holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.